Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-285364, 333-233979, 333-236893, 333-253375, 333-261964, 333-263133, 333-270516, 333-272685 and 333-278045 on Form S-8 and Registration Statement No. 333-271594 and 333-283989 on Form S-3 of our reports dated February 27, 2026 relating to the financial statements of Oportun Financial Corporation and the effectiveness of Oportun Financial Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ DELOITTE & TOUCHE LLP

San Francisco, CA
February 27, 2026